  Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2019, relating to the financial statements and financial highlights of Procure Space ETF, a series of Procure ETF Trust II, for the period ended October 31, 2019, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
February 26, 2020